Exhibit 107

CALCULATION OF FILING FEE TABLES

Schedule 14A
(Form Type)

Hibbett, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation
	Proposed Maximum Aggregate Value of Transaction		Fee rate	Amount of Filing Fee
Fees to be Paid	$1,241,004,552.44	(1)	0.00014760	$183,172.27	(2)
Fees Previously Paid	$0			$0
Total Transaction Valuation	$1,241,004,552.44
Total Fees Due for Filing				$183,172.27
Total Fees Previously Paid				$0
Total Fee Offsets				$0
Net Fee Due				$183,172.27

(1)	Aggregate number of securities to which transaction applies:

As of May 22, 2024, the maximum number of shares of common stock, par value $0.01 per share (“Hibbett Common Stock”), of Hibbett, Inc. (the “Company”) to which this transaction applies is estimated to be 14,211,092, which consists of (a) 11,948,003 shares of Hibbett Common Stock entitled to receive the per share transaction consideration of $87.50; (b) 62,764 shares of Hibbett Common Stock underlying stock options entitled to receive the per share transaction consideration of $87.50 minus any applicable exercise price; (c) 250,740 shares of Hibbett Common Stock underlying outstanding restricted stock units, which may be entitled to receive the per share transaction consideration of $87.50; (d) 122,756 shares of Hibbett Common Stock underlying outstanding performance stock units subject to performance-based vesting (assuming performance is calculated at target performance levels in accordance with the Agreement and Plan of Merger, by and among the Company, Genesis Holdings, Inc., Steps Merger Sub, Inc., and, solely for purposes of certain provisions specified therein, JD Sports Fashion plc (the “Merger Agreement”)) and which may be entitled to receive the per share transaction consideration of $87.50; (e) 14,914 shares of Hibbett Common Stock credited to deferred stock accounts, which may be entitled to receive the per share transaction consideration of $87.50; (f) 1,733,949 additional shares of Hibbett Common Stock reserved for issuance pursuant to the Company’s equity plans; and (g) 77,966 shares of Hibbett Common Stock reserved for issuance pursuant to the Company’s employee stock purchase plan.

(2)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Estimated solely for the purposes of calculating the filing fee, the underlying value of the transaction was calculated based on the sum of (a) the product of 11,948,003 shares of Hibbett Common Stock and the per share transaction consideration of $87.50; (b) the product of 62,764 shares of Hibbett Common Stock underlying stock options and $48.21 (which is the difference between the per share transaction consideration of $87.50 and the weighted average exercise price of $39.29); (c) the product of 250,740 shares of Hibbett Common Stock underlying outstanding restricted stock units and the per share transaction consideration of $87.50; (d) the product of 122,756 shares of Hibbett Common Stock underlying outstanding performance stock units subject to performance-based vesting and the per share transaction consideration of $87.50 (assuming performance is calculated at target performance levels in accordance with the Merger Agreement); (e) the product of 14,914 shares of Hibbett Common Stock credited to deferred stock accounts and the per share transaction consideration of $87.50; (f) the product of 1,733,949 shares of Hibbett Common Stock reserved for issuance pursuant to the Company’s equity plan and the per share transaction consideration of $87.50; and (g) the product of 77,966 shares of Hibbett Common Stock reserved for issuance pursuant to the Company’s employee stock purchase plan and the per share transaction consideration of $87.50. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying the sum calculated in the preceding sentence by 0.00014760.